Exhibit 99.1

Contacts:	Gerard A. Wills	Pam Lord
	Vice President & CFO	Media Relations
	Nanogen, Inc.	Atkins + Associates
	(858) 410-4605	(858) 527-3494

NANOGEN REPORTS 2003 FIRST QUARTER RESULTS

-- Seven New Molecular Diagnostic Products Launched Year-to-Date --

SAN DIEGO, CA (April 30, 2003) – Nanogen, Inc. (NASDAQ: NGEN) today announced its financial results for the first quarter ended March 31, 2003.

During the quarter, the Company entered into three commercial transactions for the NanoChip® Molecular Biology Workstation, which included two new reagent rental agreements, one of which was converted from a development site agreement.  To date, Nanogen has released seven new products including five Analyte Specific Reagents (ASRs), one research use only product released in Europe, and Assay ToolBox™, a set of consumable reagents that allows customers to facilitate their own protocol and assay development on the NanoChip® platform.

Product revenues for the first quarter were $228,000 as compared to $812,000 for the first quarter last year. Product revenues for the first quarter of 2003 include revenues from the outright sale of one reader (a partial system) plus consumable revenues from the sale of cartridges and reagents shipped under reagent rental agreements entered into last year.  Total revenues for the first quarter ended March 31, 2003 were $1.2 million compared to $1.5 million for the same period in 2002.

Additionally, in the first quarter, to increase the Company’s operating cash reserves, Nanogen sold shares it held of CombiMatrix Corporation, Acacia Research Corporation’s majority-owned subsidiary, to generate $4.5 million in cash. Under a settlement entered into last year, Nanogen received 17.5% (approximately four million shares) of the outstanding common shares of CombiMatrix common stock. These shares were originally valued at the initial offering price of $2.70 per share in the fourth quarter of 2002. During the first quarter of 2003, Nanogen sold three million of these shares at $1.50 per share.

Nanogen’s cash, cash equivalents and short-term investment balance at March 31, 2003 was $36.9 million. Total operating expenses for the first quarter of 2003 were $9.1 million, as compared to $10.4 million for the same period in 2002. For the first quarter of 2003, the Company reported a net loss of $10.7 million or $.50 per share, which includes a loss of $3.6 million on the sale of the CombiMatrix shares.  This compares with a net loss of $7.5 million or $.35 per share for the prior year’s first quarter.

Nanogen remains committed to its strategy to develop and market molecular diagnostic products. Earlier this month, the Company reorganized its workforce in order to reduce its cost structure and effectively manage its resources in this weakened economy.  By eliminating full-time, contract and temporary positions across all functions of the Company, Nanogen reduced its workforce by approximately 20%.  Nanogen expects that the measures taken will result in savings of approximately $5 million in operating expenses in fiscal year 2003, after charges of approximately $500,000 associated with the reorganization are recognized in the second quarter.

“Nanogen’s accomplishments during the first part of this year demonstrate the Company is capable of sustaining its momentum of commercializing products for a market that has very attractive growth potential,” said Howard C. Birndorf, Nanogen’s chairman of the board and chief executive officer. “Our concept of platformation™ resonates with clinical diagnostic labs that demand a broad menu of high quality products that can be used on our versatile NanoChip® platform. As we continue to meet customers needs by increasing the breadth of the menu of products that we offer, we anticipate that our product revenues will increase throughout  this fiscal year.”

Webcast of Conference Call

Nanogen management will hold a conference call to discuss first quarter 2003 financial results today at 4:30 p.m. Eastern Time. A live web cast is available via Nanogen’s website at http://www.nanogen.com. A telephone replay of the conference call will be available approximately two hours following the call until 11:59 p.m. Eastern Time on May 2, 2003 and can be accessed at 800-642-1687 (domestic) or 706-645-9291 (international), passcode ID #9961044. The webcast will also be archived on Nanogen’s website for 90 days.

About Nanogen

Nanogen, Inc. develops and commercializes molecular diagnostic products for the gene-based testing market. The Company seeks to establish the NanoChip® Molecular Biology Workstation and NanoChip® Cartridge as the standard platform for the detection of genetic mutations and is also developing its technology for forensic and biowarfare applications. Nanogen offers Analyte Specific Reagents and related products to research laboratories and clinical reference labs for the detection of genetic mutations associated with a variety of diseases, including cystic fibrosis, Alzheimer’s disease, hereditary hemochromatosis, cardiovascular disease, beta thalassemia and Canavan disease. The unique, open-architecture design of its NanoChip® System provides laboratories with a flexible platform to develop and validate tests to quickly, accurately, and cost effectively detect mutations associated with the diagnoses, prediction, screening, treatment and monitoring of diseases. The NanoChip® System is intended for laboratory use only. For additional information please visit Nanogen’s web site at www.nanogen.com.

Forward-Looking Statement

This press release contains forward-looking statements, such as the ability to more effectively manage the Company's resources and achieve anticipated cost savings in the future and the expectation for increasing product revenues during the remainder of 2003.  These forward looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including whether patents owned or licensed by the Company will be developed into products, whether the Company’s NanoChip(R) System can be successfully further commercialized, whether other products under development can be successfully developed and commercialized, whether results reported by our customers or partners can be identically replicated, whether ASRs currently sold by the Company will become FDA-approved molecular diagnostic test kits, whether Nanogen will be successful in developing additional ASRs and protocols utilizing the NanoChip(R) System, whether current trends in product revenue will continue in the future, and other risks and uncertainties discussed under the caption “Factors That May Affect Results” and elsewhere in the Company’s Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The Company disclaims any intent or obligation to update these forward-looking statements.

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NANOGEN, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	March 31, 2003	December 31, 2002
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,686	$9,353
Short-term investments	25,167	43,376
Receivables, net	1,406	1,754
Inventories, net	4,642	4,717
Other current assets	1,530	1,781
Total current assets	44,431	60,981

Property and equipment, net	4,855	4,982
Acquired technology rights, net	4,294	4,544
Other assets, net	505	789
Restricted cash	64	64
	$54,149	$71,360

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$615	$753
Accrued liabilities	4,543	5,901
Deferred revenue	359	472
Current portion of capital lease obligations	825	805
Total current liabilities	6,342	7,931

Capital lease obligations, less current portion	923	1,134
Other long-term liabilities	3,088	3,085
Total long-term liabilities	4,011	4,219

Minority interest in consolidated subsidiary	1,269	1,817

Commitments and contingencies

Stockholders’ equity:
Convertible preferred stock, $0.001 par value, 5,000,000 shares authorized at March 31, 2003 (unaudited) and December 31, 2002; no shares issued and outstanding at March 31, 2003 and December 31, 2002	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized at March 31, 2003 and December 31, 2002; 22,053,701 and 21,981,115 shares issued and outstanding at March 31, 2003 (unaudited) and December 31, 2002, respectively	22	22
Additional paid-in capital	199,591	199,483
Accumulated other comprehensive income	317	4,926
Deferred compensation	(142)	(156)
Notes receivable from officers	—	(513)
Accumulated deficit	(156,339)	(145,659)
Treasury stock, at cost, 500,189 and 366,857 shares at March 31, 2003 (unaudited) and December 31, 2002, respectively	(922)	(710)
Total stockholders’ equity	42,527	57,393
	$54,149	$71,360

NANOGEN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three months ended March 31,
	2003	2002

Revenues:
Product sales	$228	$812
Sponsored research	375	313
Contract and grant	597	408
Total revenues	1,200	1,533

Operating expenses:
Cost of product sales	274	557
Research and development	4,710	4,863
Selling, general and administrative	4,066	4,602
Litigation and settlement of patent matter	—	370
Total operating expenses	9,050	10,392
Loss from operations	(7,850)	(8,859)

Interest income, net	195	760
Other income	27	6
Loss on sale of investments	(3,600)	—
Minority interest in loss of consolidated subsidiary	548	561
Net loss	$(10,680)	$(7,532)

Net loss per share -basic and diluted	$(0.50)	$(0.35)

Number of shares used in computing net loss per share - basic and diluted	21,540	21,620